Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion, in this Registration Statement on Form S-1 of US SolarTech, Inc. (formerly Silica Tech, LLC), of our report dated April 8, 2009, relating to our audits of the financial statements of Silica Tech, LLC as of and for the years ended December 31, 2008 and 2007 and for the period from inception (September 9, 2004) to December 31, 2008.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Stowe & Degon LLC

Westborough, Massachusetts
August 10, 2009